Exhibit 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 2012033745_20
Filing Date and Time 05/10/2012 1:40 PM
Entity Number E0301232006-1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of the corporation:
JBI, INC

2. Stockholder approval pursuant to stature has been obtained.

3. The class or series of stock being amended:
Series A Super Voting Preferred Stock, $0.001 par value par share.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
The Certificate of Designation dated December 1, 2009 is being amended and restated primarily in order to remove the liquidation preference of the Series A Super Voting Preferred Stock, $0.001 par value per share.

5. Effective date of filing (optional):	Same day as this certificate is filed
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.